CHINA TRANSINFO TECHNOLOGY CORP.

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

The Purpose of the Governance and Nominating Committee

The purpose of the Governance and Nominating Committee of China TransInfo Technology Corp. (the “Company”), is to determine the slate of director nominees for election to the Company’s Board of Directors, to identify and recommend candidates to fill vacancies occurring between annual stockholder meetings, to review, evaluate and recommend changes to the Company’s Corporate Governance Guidelines, and to review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stockholders.

Membership and Structure

The membership of the Governance and Nominating Committee consists of at least two directors, each of whom shall meet the independence requirements established by the Board of Directors and applicable laws, regulations and listing requirements of the NASDAQ Stock Market, Inc. The Board of Directors of the Company appoints the members of the Governance and Nominating Committee and the chairperson. The Board of Directors of the Company may remove any member from the Governance and Nominating Committee at any time with or without cause.

Operations

The Governance and Nominating Committee meets at least twice a year. Additional meetings may occur as the Governance and Nominating Committee or its chairperson deems advisable. The Governance and Nominating Committee will cause to be kept adequate minutes of all its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board of Directors of the Company. The Governance and Nominating Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Governance and Nominating Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board of Directors of the Company. The Governance and Nominating Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Nevada.

Authority

The Governance and Nominating Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Governance and Nominating Committee has sole authority to retain and terminate outside counsel, any search firm used to identify director candidates, or other experts or consultants, as it deems appropriate, including sole authority to approve the firms’ fees and other retention terms. Any communications between the Governance and Nominating Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Governance and Nominating Committee will take all necessary steps to preserve the privileged nature of those communications.

The Governance and Nominating Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Governance and Nominating Committee.

Responsibilities

Subject to the provisions of the Corporate Governance Guidelines, the principal responsibilities and functions of the Governance and Nominating Committee are as follows:

1. Annually evaluate and report to the Board of Directors of the Company on the performance and effectiveness of the Board of Directors to facilitate the directors fulfillment of their responsibilities in a manner that serves the interests of the Company’s stockholders.

2. Annually present to the Board of Directors a list of individuals recommended for nomination for election to the Board of Directors of the Company at the annual meeting of stockholders, and for appointment to the committees of the Board of Directors (including this Governance and Nominating Committee).

3. Before recommending an incumbent, replacement or additional director, review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.

4. Assist in identifying, interviewing and recruiting candidates for the Board of Directors.

5. Annually review the composition of each committee and present recommendations for committee memberships to the Board of Directors of the Company as needed.

6. Periodically review the compensation paid to non-employee directors for annual retainers (including the Board of Directors of the Company and committee Chairs) and meeting fees, if any, and make recommendations to the Board of Directors for any adjustments. No member of the Governance and Nominating Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as such.

7. Develop and periodically review and recommend to the board appropriate revisions to the Company’s Corporate Governance Guidelines.

8. Monitor compliance with the Corporate Governance Guidelines.

9. Regularly review and make recommendations about changes to the charter of the Governance and Nominating Committee.

10. Regularly review and make recommendations about changes to the charters of other board committees after consultation with the respective committee chairs.

11. Obtain or perform an annual evaluation of the Governance and Nominating Committee’s performance and make applicable recommendations.

12. Assist the Chairman of the Board of Directors of the Company, if the Chairman is a non-management director, or otherwise the Chairman of the Governance and Nominating Committee acting as Lead Independent Director, in leading the Board of Directors’ annual review of the Chief Executive Officer’s performance.

Adopted by the Board of Directors on May 1, 2008